TEJON RANCH

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

TEJON RANCH

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS
1.1	ACCOUNT	1
1.2	BENEFICIARY	1
1.3	BOARD	1
1.4	CHANGE IN CONTROL	1
1.5	CODE	1
1.6	COMMON STOCK	1
1.7	COMPENSATION	2
1.8	COMPENSATION DEFERRAL ACCOUNT	2
1.9	COMPENSATION DEFERRALS	2
1.10	DESIGNATION DATE	2
1.11	EFFECTIVE DATE	2
1.12	ELIGIBLE INDIVIDUAL	2
1.13	EMPLOYER	2
1.14	EMPLOYER CONTRIBUTION CREDIT ACCOUNT	2
1.15	EMPLOYER CONTRIBUTION CREDITS	2
1.16	ENTRY DATE	2
1.17	FORM AND TIMING OF PAYMENT ELECTION FORM	2
1.18	PARTICIPANT	2
1.19	PHANTOM STOCK	3
1.20	PLAN	3
1.21	PLAN YEAR	3
1.22	SIP	2
1.23	SPONSOR	3
1.24	SPONSOR STOCK FUND	3
1.25	STOCK UNIT AGREEMENT	3
1.26	STOCK UNIT CONTRIBUTION ACCOUNT	3
1.27	STOCK UNIT CONTRIBUTIONS	3
1.28	TRUST	3
1.29	TRUSTEE	3
1.30	UNREALIZED EQUITY GAINS	3
1.31	UNREALIZED EQUITY GAINS CONTRIBUTION ACCOUNT	3
1.32	UNREALIZED EQUITY GAINS CONTRIBUTIONS	4
1.33	VALUATION DATE	4

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ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1	REQUIREMENTS	4
2.2	RE-EMPLOYMENT	4
2.3	CHANGE OF EMPLOYMENT CATEGORY/BOARD MEMBERSHIP	4

ARTICLE 3
CONTRIBUTIONS AND CREDITS

3.1	PARTICIPANT CONTRIBUTIONS AND CREDITS	5
3.2	EMPLOYER CONTRIBUTION CREDITS	7
3.3	CONTRIBUTIONS TO THE TRUST	7

ARTICLE 4
ALLOCATION OF FUNDS

4.1	ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS	7
4.2	ACCOUNTING FOR DISTRIBUTIONS	8
4.3	SEPARATE ACCOUNTS	8
4.4	INTERIM VALUATIONS	8
4.5	DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS	8
4.6	DEEMED INVESTMENTS IN PHANTOM STOCK	9
4.7	EXPENSES AND TAXES	10

ARTICLE 5
ENTITLEMENT TO BENEFITS

5.1	TERMINATION OF EMPLOYMENT/BOARD MEMBERSHIP	11
5.2	FIXED PAYMENT DATES	11
5.3	IMMEDIATE DISTRIBUTION ELECTION	11
5.4	HARDSHIP DISTRIBUTIONS	12
5.5	CHANGE IN CONTROL	12
5.6	RE-EMPLOYMENT/BOARD MEMBERSHIP OF RECIPIENT	13

ARTICLE 6
DISTRIBUTION OF BENEFITS

6.1	AMOUNT	13
6.2	METHOD OF PAYMENT	13
6.3	DEATH BENEFITS	14

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ARTICLE 7
BENEFICIARIES; PARTICIPANT DATA

7.1	DESIGNATION OF BENEFICIARIES	14
7.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS ANDBENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES	14

ARTICLE 8
ADMINISTRATION

8.1	ADMINISTRATIVE AUTHORITY	15
8.2	UNIFORMITY OF DISCRETIONARY ACTS	16
8.3	LITIGATION	16
8.4	CLAIMS PROCEDURE	16

ARTICLE 9
AMENDMENT

9.1	RIGHT TO AMEND	18
9.2	AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN	18
9.3	CHANGES IN LAW AFFECTING TAXABILITY	18

ARTICLE 10
TERMINATION

10.1	SPONSOR’S RIGHT TO TERMINATE OR SUSPEND PLAN	19
10.2	AUTOMATIC TERMINATION OF PLAN	19
10.3	SUSPENSION OF DEFERRALS	19
10.4	ALLOCATION AND DISTRIBUTION	19
10.5	SUCCESSOR TO SPONSOR	19
10.6	WITHDRAWAL OR TERMINATION BY AN EMPLOYER	19

ARTICLE 11
THE TRUST

11.1	ESTABLISHMENT OF TRUST	20

ARTICLE 12
MISCELLANEOUS

12.1	LIABILITY OF SPONSOR LIMITATIONS ON LIABILITY OF SPONSOR OR EMPLOYER OR EMPLOYER	20
12.2	CONSTRUCTION	20
12.3	SPENDTHRIFT PROVISION	21
12.4	SPONSOR SHARES SUBJECT TO THE PLAN	21

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TEJON RANCH

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

RECITALS

This Tejon Ranch Nonqualified Deferred Compensation Plan (the “Plan”) is adopted by Tejon Ranch Co. (the “Sponsor”) for its directors and certain of the executive and management employees of Tejon Ranchcorp (the “Employer”). The purpose of the Plan is to offer participants an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and to provide a deferred compensation vehicle to which the Employer may credit certain amounts on behalf of participants. The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Accordingly, the following Plan is adopted.

ARTICLE 1

DEFINITIONS

1.1 ACCOUNT means the balance credited to a Participant’s or Beneficiary’s Plan account, including amounts credited under the Compensation Deferral Account, the Unrealized Equity Gains Contribution Account, the Stock Unit Contribution Account and the Employer Contribution Credit Account and deemed income, gains and losses (as determined by the Employer, in its discretion) credited thereto. A Participant’s or Beneficiary’s Account shall be determined as of the date of reference.

1.2 BENEFICIARY means any person or person so designated in accordance with the provisions of Article 7.

1.3 BOARD means the Sponsor’s Board of Directors, or with respect to any powers or duties in respect of the Plan described herein, a committee thereof, if any, duly authorized to make determinations and act for the Board under this Plan.

1.4 CHANGE IN CONTROL means a transaction or series of transactions occurring after the Effective Date that constitutes a “change of control”, as defined in the Tejon Ranch Co. Stock Unit Agreement, as amended from time to time. Notwithstanding the preceding, with respect to the Participant s Stock Unit Contributions, and deemed income, gains and losses thereon, if any, Change in Control shall be as defined under the applicable Stock Unit Agreement.

1.5 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.6 COMMON STOCK means the Sponsor’s common stock, $.50 par value per share.

1.7 COMPENSATION means the total current cash remuneration, including regular salary, bonus awards and/or cash retainers, paid by the Employer to an Eligible Individual with respect to his or her service for the Employer (as determined by the Employer, in its discretion).

1.8 COMPENSATION DEFERRAL ACCOUNT is defined in Section 3.1(a).

1.9 COMPENSATION DEFERRALS is defined in Section 3.1(a).

1.10 DESIGNATION DATE means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective. The Designation Dates in any Plan Year shall be designated by the Employer.

1.11 EFFECTIVE DATE means January 1, 2004.

1.12 ELIGIBLE INDIVIDUAL means, for any Plan Year (or applicable portion thereof), an individual who is determined by the Sponsor to be a member of the Sponsor’s Board, an officer of the Sponsor or who is otherwise a member of a select group of management or highly compensated employees of the Employer and who is designated by the Board to be an Eligible Individual under the Plan.

By each November 1 (or before the Effective Date for the Plan’s first Plan Year), the Sponsor shall notify those individuals, if any, who will be Eligible Individuals for the next Plan Year. If the Sponsor determines that an individual first becomes an Eligible Individual during a Plan Year, the Sponsor shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Individual.

1.13 EMPLOYER means Tejon Ranchcorp and its successors and assigns unless otherwise herein provided, and any affiliated or related corporation or business organization which agrees, with the consent of the Sponsor, to become an Employer under the Plan.

1.14 EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined in Section 3.2.

1.15 EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.2.

1.16 ENTRY DATE with respect to an individual means the first day of the pay period following the date on which the individual first becomes an Eligible Individual.

1.17 FORM AND TIMING OF PAYMENT ELECTION FORM means the form or forms on which a Participant elects the form and timing of the Participant’s Plan benefit.

1.18 PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee or Board member who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.19 PHANTOM STOCK means an artificial unit of value, the amount of one unit of which varies with the value of one share of Common Stock. Except as otherwise provided herein, all distributions to a Participant or Beneficiary with respect to Phantom Stock shall be made in Common Stock.

1.20 PLAN means this Tejon Ranch Nonqualified Deferred Compensation Plan, as amended from time to time.

1.21 PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.

1.22 SIP means the Tejon Ranch Co. 1998 Stock Incentive Plan, as the same may be amended from time to time.

1.23 SPONSOR means Tejon Ranch Co. and its successors and assigns.

1.24 SPONSOR STOCK FUND means an account maintained on the books of the Sponsor reflecting credits to Participants’ Accounts in Phantom Stock.

1.25 STOCK UNIT AGREEMENT means an agreement between an Eligible Individual and the Sponsor with respect to Stock Unit Contributions.

1.26 STOCK UNIT CONTRIBUTION ACCOUNT is defined in Section 3.1(c).

1.27 STOCK UNIT CONTRIBUTIONS means units of value, varying (as provided in the applicable Stock Unit Agreement) with the value of shares of Common Stock, credited under Section 3.1(c) to an Eligible Individual s Stock Unit Contribution Account pursuant to a Stock Unit Agreement between the Eligible Individual and the Sponsor.

1.28 TRUST means the Trust described in Article 11.

1.29 TRUSTEE means the trustee of the Trust described in Article 11.

1.30 UNREALIZED EQUITY GAINS, with respect to a given option award or restricted stock award granted to a particular Participant under the SIP, means, (i) in the case of options, the difference in dollar value between the exercise price of the option elected to be converted to an Unrealized Equity Gains Contribution hereunder and the fair market value of the underlying Common Stock determined as of the effective date of the conversion or, (ii) in the case of restricted stock, the fair market value of the restricted stock elected to be converted to an Unrealized Equity Gains Contribution hereunder determined as of the effective date of the conversion. In each case, fair market value is determined with reference to the closing price of the shares of Common Stock underlying the option or held as restricted stock on the day that immediately precedes the conversion date specified in the election, or if such day is not a trading day, on the next trading day (or on such other date as the Sponsor shall reasonably elect).

1.31 UNREALIZED EQUITY GAINS CONTRIBUTION ACCOUNT is defined in Section 3.1(b).

1.32 UNREALIZED EQUITY GAINS CONTRIBUTIONS means contributions made under Section 3.1(b).

1.33 VALUATION DATE means the last day of each Plan Year and any other date that the Sponsor, in its sole discretion, designates as a Valuation Date.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 REQUIREMENTS. Every Eligible Individual on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Individual shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Individual. No individual shall become a Participant, however, if he or she is not an Eligible Individual on the date his or her participation is to begin.

Participation in the Compensation Deferral, Unrealized Equity Gains Contribution and Stock Unit Contribution portion of the Plan is voluntary. In order to participate in the Compensation Deferral and Unrealized Equity Gains Contribution portions of the Plan, an otherwise Eligible Individual must make written application in such manner as may be required by Section 3.1 and by the Employer and must agree to make Compensation Deferrals or Unrealized Equity Gains Contributions as provided in Article 3. An Eligible Individual shall have the right to make Unrealized Equity Gains Contributions only as provided by the Sponsor in a Notice of Right to Conversion Contribution and only subject to the terms and conditions specified in the Notice. In order to participate in the Stock Unit Contribution portion of the Plan, an otherwise Eligible Individual must enter into a written Stock Unit Agreement with the Sponsor in such manner as may be required by Section 3.1 and by the Sponsor and must agree to make Stock Unit Contributions as provided in Article 3.

Participation in the Employer Contribution Credit Account portion of the Plan, if and when it is activated by the Board, is automatic and does not require a Participant’s election to participate.

2.2 RE-EMPLOYMENT. If a Participant whose employment with the Employer (or Board membership, as applicable) is terminated is subsequently re-employed (or again becomes a Board member), he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3 CHANGE OF EMPLOYMENT CATEGORY/BOARD MEMBERSHIP. During any period in which a Participant remains in the employ of the Employer (or a member of the Board), but ceases to be an Eligible Individual, he or she shall not be eligible to make Compensation Deferrals, Unrealized Equity Gains Contributions or Stock Unit Contributions hereunder or to receive Employer Contribution Credits hereunder.

ARTICLE 3

CONTRIBUTIONS AND CREDITS

3.1 PARTICIPANT CONTRIBUTIONS AND CREDITS.

(a) Compensation Deferrals. In accordance with rules established by the Sponsor and subject to such amount limitations as might be imposed by the Sponsor in its discretion, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, in any fixed periodic dollar amounts or percentages designated by the Participant. Amounts so deferred will be considered a Participant’s “Compensation Deferrals.” Ordinarily, a Participant shall make such an election with respect to a coming twelve (12) month Plan Year during the period beginning on the November 1 and ending on the November 30 of the prior calendar year, or during such other period as might be established by the Sponsor.

Compensation Deferrals shall be made through regular payroll deductions (including, if applicable, deductions of regular cash retainer payments to a Participant who is a Board member) or through an election by the Participant to defer the payment of a bonus not yet payable to him or her at the time of the election. The Participant may change his or her regular payroll deduction Compensation Deferral amount as of, and by written notice delivered to the Employer prior to, the beginning of any regular payroll period, with such change being first effective for Compensation to be earned in that payroll period. In the case of bonus payment deferrals, the Participant may reduce his or her bonus due to be paid by the Employer by delivering written notice to the Employer of the bonus Compensation Deferral amount prior to the date the applicable bonus is first due to be paid.

Once made, a Compensation Deferral regular payroll deduction election shall continue in force only for the Plan Year to which the election relates, unless changed as provided above. A Compensation Deferral bonus payment election shall continue in force only for the bonus payment for which the election is specifically effective. Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Compensation Deferral Account of the deferring Participant.

There shall be established and maintained a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant’s Compensation Deferrals; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Compensation Deferral Account’s deemed assets, as determined by the Sponsor, in its discretion) attributable or allocable thereto. With respect to any Participant having an amount credited on his or her behalf under the Plan immediately prior to the Effective Date, such amount shall, as of the Effective Date, be credited to the Participant’s Compensation Deferral Account.

A Participant shall at all times be 100% vested in amounts credited to his or her Compensation Deferral Account.

(b) Unrealized Equity Gains Contributions. In accordance with rules established by the Sponsor, a Participant may elect to have amounts in respect of Unrealized Equity Gains made as Unrealized Equity Gains Contributions to the Participant’s Unrealized Equity Gains Contribution Account. The value of the Unrealized Equity Gains Contributions to be credited to the Participant’s

Account shall be the value of the Unrealized Equity Gains converted as determined pursuant to Section 1.29.

A Participant shall be entitled to make an Unrealized Equity Gains Contribution solely at the time and in the form and manner determined by the Sponsor and communicated to the Participant. No Participant shall have a right to make an Unrealized Equity Gains Contribution unless and until notified in writing by the Sponsor and only to the extent provided in such notice.

An Unrealized Equity Gains Contribution election shall be made by a Participant with respect to options granted under the SIP no earlier than the date on which the options become exercisable, and must be made prior to the date on which the options are exercised or lapse. With respect to any options for which such election is made, the Participant exercise those options solely by delivery of Common Stock that have been held by the Participant owned for at least six (6) months (i.e., so-called “mature shares”) having a value equal to the option exercise price, unless the Employer, in its sole discretion, permits or requires the Participant to pay the option exercise price in an alternative form of payment that the Sponsor determines would not result in unfavorable financial reporting treatment to the Sponsor. An Unrealized Equity Gains Contribution election shall be made by a Participant with respect to restricted stock granted under the SIP during the applicable election period established by the Board which ends no later than the day before the date on which the restricted stock are to become unrestricted. The preceding notwithstanding, if a Participant makes an Unrealized Equity Gains Contribution election with respect to options or restricted stock and events occur or conditions exist that would have caused the option or restricted stock to be forfeited, to the extent of any such forfeiture, the Unrealized Equity Gains Contribution shall be null and void and the forfeiture amount (determined by the Sponsor in its discretion) shall be returned to the Sponsor.

There shall be established and maintained a separate Unrealized Equity Gains Contribution Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant’s Unrealized Equity Gains Contribution; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Unrealized Equity Gains Contribution Account’s deemed assets, as determined by the Sponsor, in its discretion) attributable or allocable thereto.

A Participant shall at all times be 100% vested in amounts credited to his or her Unrealized Equity Gains Contribution Account made in respect of converted options. A Participant shall become vested in amounts credited to his or her Unrealized Equity Gains Contribution Account made in respect of converted restricted stock on the date that the restricted stock otherwise would have vested under the SIP without regard to the conversion.

(c) Stock Unit Contributions in Lieu of Restricted Stock Grants. At such times and in accordance with such rules established by the Sponsor, a Participant may elect to enter into a Stock Unit Agreement with the Sponsor, thereby electing to have Stock Unit Contributions credited to his or her Stock Unit Contribution Account in lieu of receiving restricted stock grants under the SIP. The number of units of value which are credited as Stock Unit Contributions to the Participant’s Stock Unit Contribution Account, as well as any other terms, conditions and restrictions on the Stock Unit Contributions, shall be governed by the applicable Stock Unit Agreement as well as this Plan.

There shall be established and maintained a separate Stock Unit Contribution Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant’s Stock Unit Contribution; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Stock Unit Contribution Account’s deemed assets, as determined by the Sponsor, in its discretion) attributable or allocable thereto.

A Participant shall vest in the amounts credited to his or her Stock Unit Contribution Account at a time determined under the Stock Unit Agreement.

3.2 EMPLOYER CONTRIBUTION CREDITS. There shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant to which shall be credited or debited, as applicable, with (a) amounts equal to the Employer’s Contribution Credits; and (b) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Employer Contribution Credit Account’s deemed assets as determined by the Sponsor, in its discretion) attributable or allocable thereto.

The Employer Contribution Credits credited to a Participant’s Employer Contribution Credits Account for any particular Plan Year shall be an amount (if any) determined by the Board, in its discretion. The Sponsor shall credit such contributions on behalf of such individuals, in such amounts and with such frequency, and subject to such vesting requirements, as the Board determines in its sole discretion.

3.3 CONTRIBUTIONS TO THE TRUST. Except as otherwise provided in Section 4.6, an amount shall be contributed by the Sponsor to the Trust maintained under Section 11.1 equal to the amount(s) required to be credited to the Participant’s Account under Sections 3.1 and 3.2. The Sponsor shall make a good faith effort to contribute these amounts to the Trust as soon as practicable following the date on which the contribution credit amount(s) are determined.

ARTICLE 4

ALLOCATION OF FUNDS

4.1 ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. Subject to such limitations as may from time to time be required by law, imposed by the Sponsor or the Trustee or contained elsewhere in the Plan (including Section 4.6), and subject to such operating rules and procedures as may be imposed from time to time by the Sponsor, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Sponsor as to how amounts in his or her Account shall be deemed to be invested. The Sponsor, may, but is not required to, direct the Trustee to invest the account maintained in the Trust on behalf of the Participant pursuant to the deemed investment directions the Sponsor properly has received from the Participant.

The value of the Participant’s Account shall be equal to the value of the deemed investments including, if applicable, any Phantom Stock deemed to be held in the Participant’s Account. As of each valuation date of the Trust, the Participant’s Account will be credited or debited to reflect the Participant’s deemed investments of the Trust. The Participant’s Plan Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows. As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Trustee), of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all Participants’ Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

4.2 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account. If a cash distribution is requested, the amount of the distribution shall first be charged against the investments of the Trust other than the Sponsor Stock Fund in which the Participant’s Account is deemed to be invested, on a pro rata basis, until such deemed investments are exhausted. If an in-kind distribution is requested, the amount of the distribution shall be charged on a pro rata basis against all the investments of the Trust in which the Participant’s Account is deemed to be invested.

4.3 SEPARATE ACCOUNTS. A separate bookkeeping account under the Plan shall be established and maintained by the Sponsor to reflect the Account for each Participant with bookkeeping sub-accounts to show separately the Participant’s Compensation Deferral Account, the Participant’s Unrealized Equity Gains Contribution Account, the Participant’s Stock Unit Contribution Account and the Participant’s Employer Contribution Credit Account. Separate sub-accounts shall also be maintained to reflect portions of a Participant’s Compensation Deferral Account, Unrealized Equity Gains Contribution Account, Stock Unit Contribution Account and Employer Contribution Credit Account representing the Plan’s Sponsor Stock Fund and, if different, the Plan’s other deemed investment categories. Each sub-account will separately account for the credits and debits described in Article 3. In addition, the Accounts of those Participants employed by one Employer shall be accounted for separately from the Accounts of Participants employed by other Employers.

4.4 INTERIM VALUATIONS. If it is determined by the Sponsor that the value of a Participant’s Account as of any date on which distributions are to be made differs materially from the value of the Participant’s Account on the prior Valuation Date upon which the distribution is to be based, the Sponsor, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant’s Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

4.5 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Sponsor or the Trustee or contained elsewhere in the Plan (including Section 4.6), and subject to such operating rules and procedures as may be imposed from time to time by the Sponsor, prior to and effective for each Designation Date, each Participant may communicate to the Sponsor a direction (in accordance with (a), below) as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Sponsor hereunder, which may be unlimited, at the Sponsor’s sole discretion. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:

(a) Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Sponsor, and/or, as required or permitted by the Sponsor, shall be by oral designation and/or electronic transmission designation. A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Sponsor on which it would be reasonably practicable for the Sponsor to effect the designation.

(b) All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the Designation Date with respect to any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent investment direction form provided by and filed with the Sponsor.

(c) If the Sponsor receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Sponsor provides for, and permits the application of, corrective action prior thereto.

(d) If the Sponsor possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Sponsor in its discretion.

(e) Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Employer, the Sponsor and their agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Account hereunder.

(f) Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary of a deceased Participant.

4.6 DEEMED INVESTMENTS IN PHANTOM STOCK. Unless the Sponsor, in its sole discretion, permits otherwise, Participants’ Unrealized Equity Gains Contributions and Stock Unit Contributions automatically will be deemed to be invested in Phantom Stock, through the Sponsor Stock Fund.

Unless the Sponsor, in its sole discretion, permits otherwise, a Participant may not transfer any portion of his or her Account from the Sponsor Stock Fund into another deemed investment option, nor may a Participant transfer any amounts from another deemed investment option into the Sponsor Stock Fund.

All amounts invested in Phantom Stock shall be treated as if they had been invested in shares of Common Stock purchased from the Sponsor at fair market value, determined with reference to the closing price on the shares of Common Stock on the day that immediately precedes the deemed investment date, or if such a day is not a trading day, on the next trading day (or such other date as the Sponsor shall reasonably elect).

Notwithstanding Section 3.3, with respect to any amounts deemed as invested in Phantom Stock through the Sponsor Stock Fund, the Sponsor may, but is not required to, contribute to the Trust shares of Common Stock having the fair market value (determined as described above) equal to the amount(s) to be credited.

Unless the Sponsor, in its sole discretion, permits otherwise, all distributions with respect to the portion of a Participant’s Account allocated to the Sponsor Stock Fund shall be made solely in shares of Common Stock. For purposes of making distributions with respect to amounts allocated to the Sponsor Stock Fund, any fractional shares credited to the Participant’s Account shall be rounded up to the nearest full share.

In the event that the Sponsor declares a cash dividend to the holders of its Common Stock, with respect to each Participant deemed to hold Phantom Stock in the Sponsor Stock Fund, the Sponsor shall credit the Participant’s Compensation Deferral Account with an amount equal to that amount of cash that a holder of a share of Common Stock would receive multiplied by the shares of Phantom Stock credited to the Participant’s Sponsor Stock Fund on the date of record of such dividend. Such contributions shall be treated as Compensation Deferrals for all purposes of this Plan, including being eligible for Participant investment direction among the Plan’s deemed investments.

Notwithstanding the preceding, no amount held under the Plan in respect of Unrealized Equity Gains Contributions or Stock Unit Contributions can be deemed to be an investment in any deemed investment other than the Sponsor Stock Fund until the Participant has satisfied the vesting requirements with regard to such amounts.

Despite the foregoing, the Sponsor may, but need not, prohibit or delay the liquidation, disposition, or acquisition of any Phantom Stock units by any Participant who is subject to short swing trading liability under Section 16(b) of the Securities and Exchange Act of 1934 if said liquidation, disposition, or acquisition may result in the imposition of such liability.

4.7 EXPENSES AND TAXES. Expenses, including Trustee fees, associated with the administration or operation of the Plan shall be paid by the Sponsor from its general assets unless the Sponsor elects to charge such expenses against the appropriate Participant’s Account or Participants’ Accounts. Any taxes allocable to an Account (or portion thereof) maintained under the Plan which are payable prior to the distribution of the Account (or portion thereof), as determined by the Sponsor, shall be paid by the Sponsor unless the Sponsor elects to charge such taxes against the appropriate Participant’s Account or Participants’ Accounts.

ARTICLE 5

ENTITLEMENT TO BENEFITS

5.1 TERMINATION OF EMPLOYMENT/BOARD MEMBERSHIP. Upon a Participant’s termination of employment with the Employer for any reason (or, with respect to any non-employee Participant, upon his or her termination of Board membership), the Participant’s as-yet undistributed vested Account shall be valued and payable according to the provisions of Article 6.

5.2 FIXED PAYMENT DATES. On his or her Form and Timing of Payment Election Form, a Participant may select a fixed payment date for the payment or commencement of payment of that portion of his or her vested Account attributable to Compensation Deferrals, Unrealized Equity Gains Contributions, Stock Unit Contributions and/or Employer Contribution Credits made by the Participant or on the Participant’s behalf during the period indicated in the Form and Timing of Payment Election Form which portion will be valued and payable according to the provisions of Article 6. Any such fixed date elected by a Participant must be a date no earlier than the January 1 of the third calendar year after the calendar year in which the applicable Compensation Deferrals, Unrealized Equity Gains Contributions, Stock Unit Contributions and/or Employer Contribution Credits were made by the Participant or on the Participant’s behalf. Any such fixed payment date may be extended to a later fixed payment date so long as election to so extend the date is made by the Participant at least six (6) months prior to the date on which the distribution is to be made or commence and such extension is at least three (3) full calendar years in length. Such payment dates may not be accelerated, except as provided in the remaining Sections of this Article.

Notwithstanding the preceding, a Participant who selects payment or commencement of payment of the designated portion of his or her vested Account on a fixed date or dates shall receive payment of the designated portion of his or her vested Account at the earlier of such fixed payment date or dates (as extended, if applicable) or his or her termination of employment with the Employer (or, with respect to non-employee Participants, upon his or her termination of Board membership). Distributions made with respect to this Section 5.2 shall be in a single lump sum payment.

5.3 IMMEDIATE DISTRIBUTION ELECTION. A Participant (including any former Eligible Individual who has not yet received a complete distribution of his or her vested Account) may elect at any time to have his or her vested Account (or a portion thereof) paid or commence to be paid immediately upon his or her election. Any amount paid pursuant to this Section shall be subject to a ten percent (10%) penalty, with the amount of the penalty being forfeited by the Participant and returned to the Sponsor. In addition, a Participant who is an Eligible Individual and who elects an immediate distribution under this Section shall not be eligible to make, or to have made on his or her behalf, any contributions to the Plan for the one (1) year period beginning on the date of receipt of the immediate distribution.

Any Participant wishing to elect an immediate distribution pursuant to this Section must complete an Immediate Distribution Election Form. The distribution shall be in a lump sum payment and shall occur or commence as soon as is administratively feasible following the Sponsor’s receipt of the Immediate Distribution Election Form.

Notwithstanding the foregoing, the Sponsor may but need not deny an immediate distribution election made by any Participant who is subject to short-swing trading liability of Section 16(b) of the Securities and Exchange Act of 1934 under circumstances in which said distribution may result in the imposition of such liability.

5.4 HARDSHIP DISTRIBUTIONS. In the event of financial hardship of the Participant, as hereinafter defined, the Participant may apply to the Sponsor for the distribution of all or any part of his or her vested Account. The Sponsor shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of financial hardship, the Sponsor shall direct that the appropriate distribution is made to the Participant with respect to the Participant’s vested Account in a lump sum payment. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested Account or the amount determined by the Sponsor to be necessary to alleviate the Participant’s financial hardship (which financial hardship may be considered to include any taxes due because of the distribution occurring because of this Section), and which is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the Participant’s vested Account shall be determined as of the date of the distribution.

“Financial hardship” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Sponsor. A distribution may be made under this Section only with the consent of the Sponsor.

Notwithstanding the foregoing, the Sponsor may but need not deny a hardship distribution election made by a Participant who is subject to short-swing trading liability of Section 16(b) of the Securities and Exchange Act of 1934 under circumstances in which said distribution may result in the imposition of such liability.

5.5 CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, upon a Change in Control, each Participant shall become fully vested in his or her Account (except that, with respect to his or her Stock Unit Contribution Account, the Participant shall only become fully vested to the extent provided in the applicable Stock Unit Agreement), and shall become entitled to receive the entire balance of his or her vested Account in a single lump sum payment on the thirtieth (30th) day following the Change in Control (or as soon thereafter as is administratively feasible). Notwithstanding the preceding, the Participant may irrevocably elect, prior to the end of such thirty (30) day period, to waive his or her right to receive such a Change in Control distribution. If such waiver election is timely made, the Participant shall receive his or her entire vested Account balance at the time designated in the most recent Participant Enrollment and Election Form received by the Sponsor from the Participant or, if no election as to timing of Account distribution has been made on the Participant’s Enrollment and Election Form, at the time the Participant terminates employment with the Employer.

15.6 RE-EMPLOYMENT/BOARD MEMBERSHIP OF RECIPIENT. If a Participant receiving installment distributions pursuant to Section 6.2 is re-employed by the Employer (or again becomes a Board member), the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under this Article, at which time such distribution shall commence, subject to the limitations and conditions contained in this Plan.

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1 AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, within ninety (90) days following the date or dates selected by the Participant on his or her Form and Timing of Payment Election Form, or if no such selection is made or if the Participant’s employment with the Employer (or Board membership, as applicable) is terminated before the selected date(s), on or about the date of such termination (or earlier as provided in Sections 5.4 or 5.5), a distribution (or commencement of distributions) in an aggregate amount equal to the Participant’s vested Account (or applicable portion thereof). A Participant may alternatively elect to receive an immediate distribution, subject to a ten percent (10%) penalty and a suspension from the Plan, of all or a portion of his or her vested Account pursuant to Section 5.3. Any payment due hereunder from the Trust which is not paid by the Trust for any reason will be paid by the Sponsor from its general assets.

6.2 METHOD OF PAYMENT.

(a) Cash Or In-Kind Payments. Payments under the Plan (other than payments with respect to amounts deemed invested in Phantom Stock) shall be made in cash or in-kind, as elected by the Participant and as permitted by the Sponsor and the Trustee in their sole and absolute discretion, subject, however, to Section 12.4 and any other applicable restrictions on transfer that may be applicable legally or contractually. Unless the Sponsor, in its discretion, permits otherwise, all amounts deemed invested in Phantom Stock through the Sponsor Stock Fund shall be distributed in shares of Common Stock.

(b) Timing and Manner of Payment. Except as otherwise provided herein, in the case of distributions to a Participant or his or her Beneficiary by virtue of an entitlement pursuant to Sections 5.1, an aggregate amount equal to the Participant’s vested Account will be paid by the Trust or the Sponsor, as provided in Section 6.1, in a lump sum or, if permitted by the Sponsor in its sole and absolute discretion, in five (5), ten (10) or fifteen (15) annual installments (adjusted for gains and losses), as selected by the Participant as provided in Article 5. If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum.

If the whole or any part of a payment hereunder is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Article 4 under such procedures as the Sponsor may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Sponsor, in its discretion) shall be reflected in the installment payments, using such method for the calculation of the installments as the Sponsor shall reasonably determine.

6.3 DEATH BENEFITS. If a Participant dies before terminating his or her employment with the Employer (or his or her Board membership, as applicable) and before the commencement of payments to the Participant hereunder, the entire value of the Participant’s Account shall be paid, within ninety (90) days following the Participant’s death, in a lump sum, to the person or persons designated in accordance with Section 7.1.

Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant.

ARTICLE 7

BENEFICIARIES; PARTICIPANT DATA

7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Sponsor, and will be effective only when filed in writing with the Sponsor during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Sponsor shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Sponsor may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Sponsor, in its sole discretion, may distribute or direct that the Trustee distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Sponsor deems to be appropriate.

7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. Neither the Employer nor the Sponsor shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Sponsor or Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Sponsor may distribute or direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Sponsor determines. If the location of none of the foregoing persons can be determined, the Sponsor shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Sponsor if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Employer nor the Sponsor shall be liable to any person for any payment made in accordance with such law.

ARTICLE 8

ADMINISTRATION

8.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Sponsor shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a) Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

(b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d) Make determinations with respect to the eligibility of any Eligible Individual as a Participant and make determinations concerning the crediting of Plan Accounts.

(e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Sponsor shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Sponsor shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Sponsor. Further, the Sponsor may authorize one or more persons to execute any certificate or document on behalf of the Sponsor, in which event any person notified by the Sponsor of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Sponsor until such notified person shall have been notified of the revocation of such authority.

8.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Sponsor are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

8.3 LITIGATION. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.4 CLAIMS PROCEDURE. This Section 8.4 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section 8.4 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a) Initial Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Sponsor. The Sponsor shall review the claim itself or appoint an individual or an entity to review the claim.

The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Sponsor or appointee of the Sponsor prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

If the Sponsor denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i) The specific reasons for the denial;

(ii) A reference to the Plan provision upon which the denial is based;

(iii) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv) An explanation of why such additional material or information is necessary;

(v) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi) A statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.

(b) Review Procedures. A request for review of a denied claim must be made in writing to the Sponsor within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Sponsor’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Sponsor. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

Upon completion of its review of an adverse initial claim determination, the Sponsor will give the Claimant, in writing or by electronic notification, a notice containing:

(i) its decision;

(ii) the specific reasons for the decision;

(iii) the relevant Plan provisions on which its decision is based;

(iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v) a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

(vi) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d) Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Section 8.4, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section 8.4 is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 9

AMENDMENT

9.1 RIGHT TO AMEND. The Sponsor, by action of its Board of Directors, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2 AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Sponsor, by action of the Board, at any time, retroactively if required, if found necessary, in the opinion of the Sponsor, in order to ensure that the Plan is characterized as “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

9.3 CHANGES IN LAW AFFECTING TAXABILITY. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(a) Affected Right or Feature Nullified. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (b), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant’s Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Sponsor, then only such Participants shall be subject to this Section.

(b) Tax Distribution. If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

ARTICLE 10

TERMINATION

10.1 SPONSOR’S RIGHT TO TERMINATE OR SUSPEND PLAN. The Sponsor reserves the right to terminate the Plan and/or obligations to make further credits to Plan Accounts, by action of the Board. The Sponsor also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of the Board. Finally, the Sponsor reserves the right to terminate any Employer’s participation herein as provided in Section 10.6.

10.2 AUTOMATIC TERMINATION OF PLAN. The Plan automatically shall terminate upon the dissolution of the Sponsor, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.

10.3 SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Sponsor shall continue all aspects of the Plan, other than contributions to the Plan, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4 ALLOCATION AND DISTRIBUTION. This Section shall become operative on a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Sponsor, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants, the value of the interest of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them as soon as is practicable after such termination.

10.5 SUCCESSOR TO SPONSOR. Any corporation or other business organization which is a successor to the Sponsor by reason of a consolidation, merger or purchase of substantially all of the assets of the Sponsor shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of Section 10.4 shall become operative.

10.6 WITHDRAWAL OR TERMINATION BY AN EMPLOYER. Any Employer, by action of its board of directors or other governing authority and notice to the Sponsor and the Trustee, may withdraw from the Plan and Trust at any time, or may terminate the Plan and Trust with respect to its Employees at any time, without affecting other Employers not withdrawing or terminating. A withdrawing Employer may arrange for the continuation of this Plan and Trust in separate forms for its own Employees, with such amendments, if any, as it may deem proper, and may arrange for continuation of the Plan and Trust by merger with an existing plan and trust. The

Sponsor may, in its absolute discretion, terminate an Employer’s participation in this Plan at any time, without the consent of any Employer, Participant or Beneficiary.

ARTICLE 11

THE TRUST

11.1 ESTABLISHMENT OF TRUST. The Sponsor shall establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Sponsor and the Trustee or the Sponsor shall cause to be maintained one or more separate subaccounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Sponsor, which subaccount or subaccounts represent Participants’ interests in the Plan. Any such Trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

ARTICLE 12

MISCELLANEOUS

12.1 LIABILITY OF SPONSOR; LIMITATIONS ON LIABILITY OF SPONSOR OR EMPLOYER. Notwithstanding anything herein that may suggest otherwise, the Sponsor shall be solely liable for the payment of any benefits due hereunder. However, neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Sponsor or Employer or any officer or employer thereof except as provided by law or by any Plan provision. Neither Sponsor nor the Employer in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Sponsor, the Employer or any successor, employee, officer, director or stockholder of the Sponsor or the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of California shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Sponsor which is greater than the rights of a general unsecured creditor of the Sponsor.

12.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Sponsor, the Employer or the Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Sponsor, the Employer or the Trustee prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

12.4 SPONSOR SHARES SUBJECT TO THE PLAN.

(a) Changes in Capital Structure. Subject to any required action by the shareholders and directors of the Sponsor, the number of units of Phantom Stock allocable to the Account of any Participant and the number of shares of Common Stock distributable from the Account of any Participant and the per-unit value or per-share price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on the Common Stock or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Sponsor. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive.

The Sponsor may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number or class of securities covered by the Plan, as well as the value thereof or price to be paid therefor, in the event of the Sponsor’s effecting one or more reorganizations, recapitalizations, rights, offerings, or other increase or reductions of the number of shares of its outstanding Common Stock, or in the event of the Sponsor’s being consolidated with or merged into any other corporation. Unless otherwise determined by the Board, upon the dissolution or liquidation of the Sponsor or upon any merger or consolidation in any Plan Year, if the Sponsor is not the surviving corporation, a Participant’s right to receive shares of Common Stock hereunder shall terminate and thereupon become null and void.

(b) Necessary Actions. Shares of Common Stock shall not be issued under the Plan unless the issuance and delivery of such securities pursuant thereto shall comply with all relevant provisions of federal, state, and local securities laws. As a condition to the issuance of securities under the Plan, the Sponsor may require the Participant to represent and warrant, at the time of any allocation of securities, that the securities are being acquired only for investment and without any present intention to sell or distribute such securities if, in the opinion of the Sponsor, such a representation is required by any of the aforementioned relevant provisions of law. During the term of this Plan, the Sponsor will at all times reserve and keep available the number of securities as shall be sufficient to satisfy the requirements of the Plan. Inability of the Sponsor to obtain pertinent approval or exemption from any regulatory body having jurisdiction and authority deemed by the Sponsor to be necessary to the lawful allocation, issuance, or sale of any securities hereunder shall relieve the Sponsor of any liability in respect of the nonallocation, nonissuance, or nonsale of such securities as to which such requisite authority shall not have been obtained.

IN WITNESS WHEREOF, the Sponsor has caused the Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January, 2004.

ATTEST/WITNESS:	TEJON RANCH CO.

	By:	(SEAL)

Print:	Print Name:

Date:

ATTEST/WITNESS:	TEJON RANCHCORP

	By:	(SEAL)

Print:	Print Name:

Date: